Exhibit 10.33

1. Plusevo Ltd

and

2. Lottery.com Inc

Share Purchase Agreement

Contents

1	Definitions and interpretation	1
2	Sale and purchase of Sale Shares	3
3	Consideration	3
4	Completion	3
5	Non-compete	4
6	Warranties	4
7	Miscellaneous	6
8	Notices	8
9	Confidential Information	8
10	Governing law and jurisdiction	8
Schedule 1 Company details
Schedule 2 The code		9
Schedule 3 Payment in Kind		10
Schedule 4 Seller deliverables and Company board meeting		11

THIS AGREEMENT is made on 12th March 2025

PARTIES

(1)	PLUSEVO LTD incorporated in Cyprus number ΗΕ 467339 whose registered office is at 1 Kalymnou, Q Merito 4th Floor, Larnaca, 6037 Cyprus (the Seller), and

(2)	LOTTERY.COM INC., a corporation organized and existing under the laws of the State of Delaware, and having its principal office at 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669 (the Buyer),

(each of the Seller and the Buyer being a Party and together the Seller and the Buyer are the Parties).

BACKGROUND

A	The Company (as defined below) is a private company limited by shares and is incorporated in the Republic of Cyprus. Details of the Company are set out in Error! Reference source not found..

B	The Seller is the legal and beneficial owner of the Sale Shares (as defined below), being in aggregate the entire allotted and issued share capital of the Company.

C	The Seller has agreed to sell and the Buyer has agreed to purchase the Sale Shares on the terms of this Agreement.

D	The parties have agreed that the effective date of this agreement shall be deemed to be 6 March 2025.

THE PARTIES AGREE:

1	Definitions and interpretation

1.1	In this Agreement:

Business Day	means a day, other than a Saturday, Sunday or public holiday, on which clearing banks are open for non-automated commercial business in the City of London and Business Days means more than one of them;

Code	the software code described in Schedule 1;

Company	means Spektrom Ltd number ΗΕ 471560 registered office 1 Kalymnou, Q Merito, 6037 Larnaca Cyprus;

Completion	means completion of the matters described in this Agreement (including the sale and purchase of the Sale Shares) by the performance by the Parties of their respective obligations in accordance with clause 4;

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Completion Date	means on or before 5 business days after the Effective Date or such other time as the parties may agree;

Encumbrance	means any mortgage, claim, charge (fixed or floating), pledge, lien, hypothecation, guarantee, right of set-off, trust, assignment, right of first refusal, right of pre-emption, option, restriction or other encumbrance or any legal or equitable third party right or interest including any security interest of any kind or any type of preferential arrangement (or any like agreement or arrangement creating any of the same or having similar effect) and Encumbrances means more than one of them;

Effective Date	6 March 2025;

Sale Shares	means the 1,000 ordinary shares of €1.00 each in the capital of the Company, being the entire allotted and issued share capital of the Company;

Seller’s Field of Operation	the provision to businesses (but not consumers) of a Crypto Friendly Casino Technology Platform;

Territory	the world; and

VWAP	means Volume Weighted Average Price.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	each gender includes the other genders;

1.2.2	the singular includes the plural and vice versa;

1.2.3	references to this Agreement include its Schedules;

1.2.4	references to clauses, sub-clauses and/or Schedules are to clauses and/or sub-clauses of and Schedules to this Agreement and references in a Schedule or part of a Schedule are to a paragraph of that Schedule or that part of that Schedule;

1.2.5	references to persons include individuals, unincorporated bodies and partnerships (in each case whether or not having a separate legal personality), bodies corporate, governments, government entities, companies and corporations and any of their successors, permitted transferees or permitted assignees;

1.2.6	references to legislation include any amendment, modification, consolidation or re-enactment of it before the date of this Agreement;

1.2.7	references to ‘law’ include any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of persons to whom the directive, request, requirement, guidance or guideline is addressed);

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1.2.8	references to this Agreement, any specified clause in this Agreement, any other document or any specified clause in any other document are to this Agreement, that document or the specified clause as in force for the time being and as amended, varied, novated or supplemented from time to time;

1.2.9	references to time shall mean London time, unless otherwise stated; and

1.2.10	any English legal term for any legal document, action, remedy, judicial proceeding, court, official, status, doctrine or any other legal concept shall, in relation to any jurisdiction other than England and Wales, be deemed to include the term which most nearly approximates in that jurisdiction to the English legal term.

1.3	If any provisions of the Schedules conflict with any of the other provisions of this Agreement that are not contained in the Schedules, the provisions of this Agreement that are not contained in the Schedules shall take precedence.

2	Sale and purchase of Sale Shares

This Agreement shall be deemed to take effect on the Effective Date and on the Completion Date, the Seller shall sell, or procure the sale of, the Sale Shares to the Buyer free from Encumbrances and third-party claims with full title guarantee and the Buyer shall purchase from the Seller the Sale Shares together with all rights and benefits attached or accruing to them as at Completion. The Buyer shall be entitled to all rights and advantages accruing to the Sale Shares including dividends, distributions and any return of capital declared, paid or made in respect of the Sale Shares, on or after the Effective Date.

3	Consideration

The consideration for the Sale Shares shall be One and a half million US dollars ($1,500,000) to be satisfied by the Buyer in restricted stock units of common shares in the Buyer (the “Payment-In-Kind”) fixed at Three Dollars USD ($3.00) per share (the “Fixed Price”) in accordance with Schedule 2 to the Seller.

4	Completion

4.1	Completion shall take place on the Completion Date at New Media Law LLP of Tapestry Building, 51-52 Frith Street, London W1D 4SH on the Completion Date, or at such other place and time as the Parties may agree. At Completion, the matters set out in clauses 4.2 and 4.3 shall be transacted.

4.2	At Completion, the Seller shall:

4.2.1	deliver, procure the delivery of, or make available to the Buyer, the documents set out in Schedule 3, Part A; and

4.2.2	procure that the matters set out in Schedule 3, shall be transacted and shall deliver to the Buyer duly signed minutes of all such resolutions together with all duly completed forms that need to be filed with the Registrar of Companies.

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4.3	Subject to the Seller materially performing its obligations in accordance with this clause 4, at Completion, the Buyer shall satisfy the consideration of $1,500,000 in the manner set out in Schedule 2.

5	Non-compete

5.1	The Buyer shall not and shall procure that none of its Associates shall directly or indirectly:

5.1.1	compete with the Seller in the Seller’s Field of Operation nor shall they offer services similar to the services offered by the Seller in the Seller’s Field of Operations in the Territory; or

5.1.2	provide, deal with, market or sell any services which compete with the Seller in the Seller’s Field of Operation in the Territory.

6	Warranties

6.1	The Seller warrants and represents to the Buyer that:

6.1.1	it is the sole legal and beneficial owner and the sole registered holder of the Sale Shares;

6.1.2	it is entitled to sell, or procure the sale of, and transfer the full legal and beneficial interest in the Sale Shares to the Buyer on the terms of this Agreement, without obtaining the consent or approval of any third party;

6.1.3	the Sale Shares comprise the entire issued and allotted share capital of the Company;

6.1.4	no shares in the capital of the Company have at any time been issued, and no transfers of shares in the capital of the Company have been registered, otherwise than in accordance with the memorandum and articles of association of the Company for the time being, the Companies Law (Cap 113) and further all necessary consents and approvals have been obtained for each issue and transfer of such shares;

6.1.5	the Sale Shares are fully paid or credited as fully paid and were not allotted at a discount;

6.1.6	there is no Encumbrance on, over or affecting the Sale Shares and no person has any conditional or absolute option, right of pre-emption or conversion, right to put, security interest over, right to acquire and/or the right to call for the transfer, allotment or issue of any share or loan capital of the Company or any right or interest therein and there is no agreement or other arrangement to give or create any of the foregoing and/or an Encumbrance and no person has claimed to be entitled to the same;

6.1.7	the Company has not given any guarantees of the liabilities of any person or undertaken obligations in the nature of guarantees (by whatever name called);

6.1.8	there is no liability whatsoever (whether legally binding or not) to make any payment to any third parties other than the outstanding commitment reflected in the provided management accounts to the original beneficial owners of the Company, of which will be waived. It is understood that following completion and execution of this agreement, the Company will be delivered free from any debts.

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6.1.9	details of all the rights over the Code granted to the Company or its predecessors in title are set out in Schedule 1, including its respective restrictions as detailed in Section 7 below.

6.2	The Buyer warrants and represents to the Seller that:

6.2.1	The Buyer has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. They are no under any liquidation process, and are in good standing.

6.2.2	The execution, delivery, and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action and do not violate any applicable law, regulation, or its constitutional documents.

6.2.3	There are no claims, proceedings, or investigations pending or threatened against the Buyer that would adversely affect its ability to perform its obligations under this Agreement.

6.2.4	The Sale Shares and its assets are acquired on an “AS-IS” basis, and expressly disclaims any reliance upon any representations, warranties, or statements made by the Seller or its representatives, except as expressly set forth in this Agreement

6.2.5	The Buyer acknowledges and agrees that it has conducted its own independent due diligence checks and analysis with respect to the Company and its assets, liabilities, financial condition, operations, and any other matters deemed relevant by the Buyer. The Buyer further declares that is not relying upon any statement or representation (whether oral or written, express or implied) made by the Seller in relation to the Company and its assets except as expressly set forth in this Agreement.

6.2.6	The Buyer agrees to indemnify and hold harmless the Seller against any losses, liabilities, or claims arising from the Buyer’s breach of its warranties and obligations under this Agreement.

6.3	Subject to clause 6.1, the Seller gives no warranties hereunder in respect of the Sale Shares or the Company and it is agreed that all warranties implied by law in respect of the Sale Shares shall be excluded so far as permitted by applicable law.

6.4	The Buyer represents and warrants to the Seller that the Buyer shall provide at least $20,000 per month commencing on the Completion Date to cover the cost of a dedicated technical resource team for an indefinite period whilst the LTRYINT tech/platform is operational and being utilised by the Buyer for international activities including any company sites or brands for the purpose. The initial team, required to manage and maintain the platform will comprise of one front end developer, one backend developer, one account/content manager, one quality assurance manager and one fractional CTO.

7	Assets owned by the Company

7.1	The Company has the ownership of software ‘LTRYINT’, which is a replicated version of an existing intellectual property. For the avoidance of doubt ‘LTRYINT’ is only a copy of the technology and does not constitute the original or sole version of the software.

7.2	Restrictions on the ‘LTRYINT’

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7.2.1	Use of ‘LTRYINT’ is strictly limited to the B2C market, and all activities involving ‘LTRYINT’ shall be restricted to B2C purposes only.

7.2.2	The Company can use ‘LTRYINT’ for any B2C brand or business operated directly by them, either individually or jointly, including any B2C businesses they may establish or acquire in the future, provided such businesses remain under their ownership and control.

7.2.3	The Company (or any B2C business directly owned and controlled by them) shall have the right to modify, amend, upgrade, or adapt ‘LTRYINT’ as necessary for their own internal use within the B2C market only.

7.2.4	The Company shall have the right to sublicense or transfer ‘LTRYINT’ to any business, provided that such entities use ‘LTRYINT’ solely for B2C purposes in line with the IP ASSIGNMENT AND SALE AGREEMENT dated 26th February 2025, mentioned in Schedule 1.

7.2.5	The Company is allowed to sell ‘LTRYINT’ to any entity. If sold, the new owner shall be bound by the same rights and restrictions and limitations as outlined in the IP ASSIGNMENT AND SALE AGREEMENT dated 26th February 2025, mentioned in Schedule 1 and such sale does not extend or alter the scope of use beyond the B2C market.

7.2.6	In the event of such sale or transfer, the new owner shall be entitled to use ‘LTRYINT’ within its own business activities, but only within the B2C market, and subject to the same rights, restrictions, and limitations set out in the IP ASSIGNMENT AND SALE AGREEMENT dated 26th February 2025, mentioned in Schedule 1

7.3	For the avoidance of doubt, nothing in the present agreement shall be construed as transferring ownership of the original source code, The Company has a copy of the source code which is named ‘LTRYINT’, which has restrictions to be used solely for the B2C market.

8	Miscellaneous

8.1	Variation

No amendment or variation of this Agreement shall be valid or effective unless made in writing and signed by or on behalf of the Seller and the Buyer or by their authorised representatives.

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8.2	Relationship of Parties:

The Parties shall not be deemed to be partners or joint venturers with each other nor shall either of them be deemed to be an agent, representative, trustee or fiduciary of the other. Neither Party shall have any authority to bind the other to any agreement.

8.3	Fees and Expenses:

Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement.

8.4	Announcements.

Save as may be required by Statute or regulation, no announcement shall be made regarding a pending or completed transaction or agreement between the Parties without the prior written consent of other non-announcing party such consent not to be unreasonably withheld or delayed or conditioned.

8.5	Further assurance

Each Party (at its own cost) shall, and shall use its reasonable endeavours to procure that any necessary third parties shall, execute and deliver to the Parties such other instruments and documents (including deeds) and do all such further things as may be reasonably requested by the Buyer to carry out, evidence and give effect to the provisions of and the matters contemplated by this Agreement.

8.6	Anti-Disparagement.

Neither Party will disparage, derogate, undermine, embarrass or otherwise impair the reputation, goodwill or commercial interests of the other Party or any of its executive officers, directors, partners or control persons, or portray the other Party or any of its executive officers, directors, partners and control persons, in a false, competitively adverse or poor light.

8.7	Entire agreement

8.7.1	This Agreement constitutes the entire agreement and understanding between the Parties relating to the matters contemplated by this Agreement and supersedes all previous agreements (if any and whether in writing or not) between the Parties in relation to such matters.

8.7.2	The Buyer acknowledges and agrees that, except as otherwise expressly provided for in this Agreement, it is not entering into this Agreement on the basis of, and is not relying on and has not relied on, any statement, representation, warranty or other provision (in any case whether oral, written, expressed or implied) made, given, or agreed to by any person (whether a party to this Agreement or not) in relation to the subject matter of this Agreement, provided that nothing in this clause shall exclude the Seller from liability for fraudulent misrepresentation.

8.8	Counterparts

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when executed and delivered by a Party, shall be an original, and such counterparts taken together shall constitute one and the same Agreement.

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9	Notices

9.1	All notices or other communications under this Agreement will be in writing and sent to the person and address in clause 9.2. They may be given, and will be deemed received:

9.1.1	by first-class post: two Business Days after posting;

9.1.2	by airmail: seven Business Days after posting;

9.1.3	by hand: on delivery; and

9.1.4	by email: on receipt of a read return mail from the correct address.

9.2	Notices will be sent:

9.2.1	to the Seller at: Plusevo Ltd, 1 Kalymnou, “Q MERITO”, 4th floor, Agios Nikolaos, Kamares, 6037 Larnaca, Cyprus; and

9.2.2	to the Buyer at: Lottery.com Inc, 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669 USA.

9.3	Either Party may change the address to which such notices to it are to be delivered by giving not less than five Business Days’ notice to the other Party.

10	Confidential Information

10.1	Each Party undertakes that it shall keep the terms of this Agreement, any information that it has acquired that is confidential in nature concerning the other Party (including, without limitation, its business, affairs, customers, clients, suppliers, plans or strategy or that of any member of the group of companies to which the other party belongs) and any information developed by either Party in performing its obligations under, or otherwise pursuant to this Agreement (Confidential Information) confidential and that it shall not use or disclose the other Party’s Confidential Information to any person, except as permitted by clause 10.2.

10.2	A Party may:

10.2.1	disclose any Confidential Information to any of its employees, officers, representatives or advisers (Representatives) who need to know the relevant Confidential Information for the purposes of the performance of any obligations under this Agreement, provided that such party must ensure that each of its Representatives to whom Confidential Information is disclosed is aware of its confidential nature and agrees to comply with this clause 10 as if it were a Party;

10.2.2	disclose any Confidential Information as may be required by law, any court, any governmental, regulatory or supervisory authority (including, without limitation, any securities exchange) or any other authority of competent jurisdiction to be disclosed; and

10.2.3	use Confidential Information only to perform any obligations under this Agreement.

10.3	On termination of this clause 10, all Confidential Information relating to or supplied by a Party and which is or should be in the other Party’s possession will be returned by the other Party or (at the first Party’s option) destroyed and certified by an officer of the Party destroying it as destroyed.

10.4	This clause 10 will remain in force for as long as the information in question remains confidential.

11	Governing law and jurisdiction

11.1	This Agreement and any dispute or claim arising out of, or in connection with, it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of the Republic of Cyprus.

11.2	The Parties irrevocably agree that the courts of the Republic of Cyprus shall have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, this Agreement, its subject matter or formation (including non-contractual disputes or claims).

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SCHEDULE 1 THE CODE

The code contained in the repository at https://github.com/ltryint.

A copy of the LTRYINT white paper, Document Version 1.5 describing the code is appended to this Agreement.

The IP Assignment and Sale Agreement dated 25th February 2025, in which the Company acquired the IP ‘LTRYINT’,

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SCHEDULE 2 PAYMENT IN KIND

(a) First Payment: The equivalent of Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares in the Buyer. at the Fixed Price (the “First Payment”) issued on the thirty first day following the Completion Date (the “First Issuance Date”). The restricted stock units of common stock in the Buyer. underlying the First Payment shall fully vest on the First Issuance Date. The restricted stock units of common shares in the Buyer. that constitute the First Payment shall include full piggyback registration rights for the benefit of Seller. The restricted stock units of common stock in Lottery.com that constitute the First Payment shall be restricted for a period of six (6) months immediately following the Closing Date and shall then be unrestricted;

(b) Second Payment: The equivalent of Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares in the Buyer. at the Fixed Price (the “Second Payment”) issued on the thirty first day following the expiration of ninety (90) days after the Completion Date (the “Second Issuance Date”). The restricted stock units of common stock in the Buyer underlying the Second Payment shall fully vest on the Second Issuance Date. The restricted stock units of common shares in the Buyer that constitute the Second Payment shall include full piggyback registration rights for the benefit of Seller. The restricted stock units of common stock in the Buyer that constitute the Second Payment shall be restricted for a period of twelve (12) months immediately following the Completion Date and shall then be unrestricted;

(c) Third Payment: The equivalent of Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares in the Buyer at the Fixed Price (the “ Third Payment”) issued on the thirty first day following the expiration of one hundred and eighty (180) days after the Completion Date (the “Third Issuance Date”). The restricted stock units of common stock in the Buyer underlying the Third Payment shall fully vest on the Third Issuance Date. The restricted stock units of common shares in the Buyer that constitute the Third Payment shall include full piggyback registration rights for the benefit of Seller. The restricted stock units of common stock in the Buyer that constitute the Third Payment shall be restricted for a period of eighteen (18) months immediately following the Completion Date and shall then be unrestricted;

(d) Fourth Payment: The equivalent of Three Hundred Thousand Dollars ($300,000.00) in restricted stock units of common shares in the Buyer at the Fixed Price (the “Fourth Payment”) issued on the thirty first day following the expiration of two hundred and seventy (270) days after the Completion Date (the “Fourth Issuance Date”). The restricted stock units of common stock in the Buyer underlying the Fourth Payment shall fully vest on the Fourth Issuance Date. The restricted stock units of common shares in the Buyer that constitute the Fourth Payment shall include full piggyback registration rights for the benefit of Seller. The restricted stock units of common stock in the Buyer that constitute the Fourth Payment shall be restricted for a period of twenty four (24) months immediately following the Completion Date and shall then be unrestricted; and

(e) Fifth and Final Payment: The equivalent of Three Hundred Thousand Dollars ($300,000) in restricted stock units of common shares in the Buyer at the Fixed Price (the “Fifth and Final Payment”) on the thirty-first (31st) day following the expiration of three hundred sixty-five days (365) days after the Completion Date (the “Fifth and Final Issuance Date”). The restricted stock units of common shares in the Buyer underlying the Fifth and Final Payment shall fully vest on the Fifth and Final Issuance Date. The restricted stock units of common shares in the Buyer that make the Fifth and Final Payment shall be restricted for a period of thirty (30) months immediately following the Completion Date and shall then be unrestricted.

In the event that the closing price of the restricted stock units of common shares in the Buyer issued to the Seller forming the Payment-In-Kind is lower than the Fixed Price on the six (6) month anniversary of the issuance date (whether the First Issuance Date, Second Issuance Date, Third Issuance Date, Fourth Issuance Date or Fifth and Final Issuance Date) (collectively the “Anniversary Issuance Price”), then the Fixed Price shall be adjusted downward to the VWAP of the common stock of the Buyer for the five (5) consecutive trading days immediately preceding the six (6) month anniversary date of the relevant issuance date. Accordingly, Buyer shall be obligated to tender Seller additional restricted stock units of common shares in the Buyer to make up the difference between the Fixed Price and the Anniversary Issuance Price at Three Dollars USD ($3.00).

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SCHEDULE 3

SELLER DELIVERABLES AND COMPANY BOARD MEETING

Part A

Documents to be delivered by the Seller on Completion

1	At Completion, the Seller shall deliver, procure the delivery of, or make available to the Buyer, the following documents:

1.1	A proper instrument of transfer, duly signed by the Seller as transferor and the Buyer as transferee delivered to the Company, accompanied by the definitive share certificates of the Sale Shares (or an indemnity in a form satisfactory to the Buyer in relation to any lost or damaged share certificate).

1.2	A completed Registrar’s form (HE57) to be filed with Registrar of Companies within 14 days of Completion

1.3	A certified copy of the minutes recording the resolution of the board of directors of the Seller authorising, amongst other things, the sale of the Sale Shares and the execution of the transfers in respect of them, and the execution and delivery of this Agreement.

1.4	The certificate of incorporation, registers and minute and other record books (fully written up to the time immediately prior to Completion) and share certificate books of the Company

1.5	Relevant notification shall be submitted to the Cyprus Registrar of Companies

Part B

Board Meeting of the Company

1	At Completion, the Seller shall procure that a resolution of the sole director is produced approving the registration of the instrument of transfer in the Company’s register of members.

THIS AGREEMENT has been executed and delivered as a deed on the date written at the beginning of it.

Signed for and on behalf of Plusevo Ltd
MERIVERIA DIRECTORS LTD
Director
3/12/2025

Signed for and on behalf of Lottery.com Inc
[signature of director]
Director

	3/13/2025	3/13/2025

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